EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-91196 and No. 333-105231 on Form S-8 of Pacific State Bancorp of our report, dated April 15, 2010, relating to our audit of the consolidated financial statements, appearing in this Annual Report on Form 10-K of Pacific State Bancorp for the year ended December 31, 2009.

/s/ Perry-Smith LLP

San Francisco, California
April 15, 2010